Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE January 28, 2019	David J. Bursic President and CEO Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES INCREASED

QUARTERLY CASH DIVIDEND

WVS Financial Corp. (NASDAQ: WVFC) announced today that its Board of Directors declared an increased quarterly $0.10 cash dividend on the common stock of the Company, payable on February 21, 2019 to the stockholders of record at the close of business on February 11, 2019. The Company’s previous quarterly cash dividend was $0.08 per share.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC insured savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania.

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